Exhibit 5.1

January 22, 2009

Cary Plotkin Kavy
VIA FEDERAL EXPRESS

cpkavy@coxsmith.com
International Bancshares Corporation 1200 San Bernardo Laredo, Texas 78040-1359	210.554.5250

Re:                                 Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to International Bancshares Corporation, a Texas corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration for resale of an aggregate of (i) 216,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), (ii) a warrant dated December 23, 2009 (the “Warrant”) to purchase 1,326,238 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) and (iii) the 1,326,238 shares of the Company’s Common Stock issuable from time to time upon exercise of the warrant (the “Warrant Shares” and together with the Series A Preferred Stock and the Warrant, the “Securities”).

The Series A Preferred Stock and the Warrant were issued by the Company to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement dated December 23, 2008 (including the Schedules thereto and the Securities Purchase Agreement — Standard Terms incorporated therein, including the Annexes thereto, the “Purchase Agreement”) by and between the Company and the Treasury.

We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation and By-laws, each as amended to date, (iii) the Purchase Agreement, (iv) the Warrant, (v) the Certificate of Designations with respect to the Series A Preferred Stock, (vi) certain resolutions adopted by the Company’s Board of Directors that address the offering of the Securities and related matters and (vii) all such documents, corporate records, certificates of officers of the Company and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, (ii) all Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement, and (iii)  all necessary actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.               The Series A Preferred Stock issued pursuant to the Purchase Agreement has been duly authorized, validly issued and is fully paid and nonassessable;

2.               The Warrant has been duly authorized, validly executed and delivered, and constitutes a valid and binding obligation of the Company; and

3.               The Warrant Shares have been duly authorized and reserved for issuance and, when issued and delivered against payment of the consideration therefor (not less than the par value of the Common Stock) in accordance with the provisions of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

The foregoing opinion is based on and is limited to the currently existing law of the State of Texas and the relevant Federal law of the United States of America.  We disclaim any obligation to advise you of any change in any of these laws which might affect any matters or opinions expressed herein, and we render no opinion with respect to the laws of any other jurisdiction.

Our opinion that the Warrant is a valid and binding obligation of the Company is subject to (i) applicable bankruptcy, insolvency, reorganization, arrangement,

fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law and (iii) limitation of rights to indemnification, exculpation and contribution which may be limited by applicable law or equitable principles.  We express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights, and we express no opinion regarding severability provisions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, the general rules and regulations of the Commission promulgated thereunder or any similar provision of any state securities laws or regulations.

Very truly yours,

COX SMITH MATTHEWS INCORPORATED

By:	/s/ Cary Plotkin Kavy
For the Firm